Exhibit 23(d)

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Pre-effective Amendment No. 1 to Form S-4 and the related Prospectus of Banknorth Group Inc. (“Banknorth”) for the registration of 6,147,658 shares of Banknorth common stock and to the incorporation by reference therein of our report dated November 26, 2003, with respect to the consolidated financial statements of The Toronto-Dominion Bank included in its Annual Report (Form 40-F) for the year ended October 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP	/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Toronto, Canada	Toronto, Canada
December 7, 2004	December 7, 2004